Exhibit 21

List of Subsidiaries of Olympic Steel, Inc.

Name of Subsidiary	State of Organization	% Ownership

Olympic Steel Lafayette, Inc.	Ohio	100%
Olympic Steel Minneapolis, Inc.	Minnesota	100%
Olympic Steel Iowa, Inc.	Iowa	100% (a)
Oly Steel NC, Inc.	Delaware	100%
Tinsley Group – PS&W, Inc.	North Carolina	100% (b)
IS Acquisition, Inc.	Ohio	100%
Olympic Steel Trading, Inc.	Ohio	100%
Chicago Tube and Iron Company	Delaware	100%
Metales De Olympic, S. de R. L. de C.V.	Mexico	100% (c)

(a)	Owned 100% by Olympic Steel Minneapolis, Inc.

(b)	Owned 100% by Oly Steel NC, Inc.

(c)	Owned 100% by Olympic Steel Trading, Inc.